+--------+
| FORM 5 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person

         McCulloch                   Mervyn
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        (Last)                      (First)                        (Middle)

         836 Prospect Street, Suite 2B
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                                   (Street)

         La Jolla                    CA                               92037
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Global Diamond Resources, Inc.
                                             (GDRS)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)   000-00-0000
                                                                  --------------

4.  Statement for Month/Year  Fiscal Year ended 12/31/97
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                        CFO
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TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
                                Day/                                                    End of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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
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   $.0005 par value
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   Common Stock                                                                           92,000            D
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

   $.0005 par value
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   Common Stock                                                                            4,400            By Spouse
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   $.0005 par value
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   Common Stock                                                                           49,100            By McCulloch
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                                                                                                             Family Trust
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
    Stock Options                    $.75               10/10/97            A                       100,000
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    Stock Options                    $.75               11/26/97            A                       600,000
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    Stock Options                    $.75               10/2/96             A                       500,000
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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative   6. Date Exer-     7. Title and Amount of          8. Price    9. Number       10. Owner-    11. Na-
    Security (Instr. 3)      cisable and       Underlying Securities           of          of Deriv-        ship          ture
                             Expiration        (Instr. 3 and 4)                Deriv-      ative            of De-        of In-
                             Date                                              ative       Secur-           rivative      direct
                             (Month/Day/                                       Secur-      ities            Secu-         Bene-
                             Year)                                             ity         Bene-            rity:         ficial
                                                                               (Instr.     ficially         Direct        Owner-
                           --------------------------------------------        5)          Owned            (D) or        ship
                           Date     Expira-              Amount or                         at End           Indi-         (Instr.
                           Exer-    tion      Title      Number of                         of Year          rect (1)      4)
                           cisable  Date                 Shares                            (Instr. 4)       (Instr. 4)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
    Stock Options          10/10/97         12/31/2000   Common Stock 100,000   $.75        100,000          D
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
    Stock Options          11/26/97         11/26/02     Common Stock 600,000   $.75        600,000          D
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
    Stock Options          10/2/96          10/2/01      Common Stock 500,000   $.75        500,000          D
--------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               /s/ Mervyn McCulloch                 7/30/98
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date